Summary of Guaranty Contract of Maximum Amount ( the “Contract”) Entered into by and between Mr. Xiangqian Li, BAK International (Tianjin) Limited, BAK International Limited (the “Guarantors”)and Shenzhen Eastern Branch, Agricultural Bank of China( the “Creditor”) on Nov. 27th, 2008

Main contents
➢ Contract number: 819050200800000302.
➢ Each guarantor under this Guaranty Contract undertakes to assume joint and several liabilities for the indebtedness of Shenzhen BAK Battery Co., Ltd (the “Obligor”) towards the Creditor under the Comprehensive Credit Facility Agreement of Maximum Amount (no. No. 81001200813170001) from Nov. 27th, 2008 to Nov. 27th, 2009, and the maximum amount secured is RMB580 million.
➢ Scope of Guaranty: The guaranty shall cover all of the loan principal, interest, penalty interest, breach of contract compensation, damages, undertaking fee and all the expenses such as litigation cost, lawyer’s fee, notification cost and public notice cost etc. which is incurred to the Creditor in realizing its creditor’s right.
➢ Guaranty period: The guaranty period is from the effective date of this Contract to two years after the expiry of the term of the Credit Facility Agreement and the loan agreement entered into under the Credit Facility Agreement.
➢ Breach of Contract Penalties: additional 15% of the maximum amount secured in this Contract and full compensation for the Creditor’s loss due to the Guarantor’s breach of contract.

Headlines of the articles omitted:
➢ Termination and explanation
➢ Payment on demand
➢ The Guarantor’s undertaking
➢ Confirmation of the Creditor’s rights
➢ Fulfillment of the guaranty responsibility
➢ Dispute settlement
➢ Effectiveness
➢ Notification
➢ Supplement articles